Exhibit 23a
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement on Form S-3D (No. 333-111905) of Farmers National Banc Corp. of our report dated February 1, 2006, relating to the consolidated balance sheet of Farmers National Banc Corp. as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005, which report is incorporated by reference in the December 31, 2005 Annual Report on Form 10-K of Farmers National Banc Corp.
Crowe Chizek and Company LLC
Cleveland, Ohio
March 14, 2006